ASHFORD HOSPITALITY TRUST INC.
2012 2nd Quarter Earnings Conference Call
Questions and Answers Transcript
August 2, 2012; 10:00 a.m. Central Time

Participant 1:
Good morning, guys. Congratulations on a great quarter. Just a couple of quick questions for you. First with regards to fundamentals in the quarter, you guys obviously had a material acceleration in RevPAR growth from 1Q to 2Q particularly in Highland. I'm wondering if there were any one time items in the quarter that really led to the massive acceleration, or if you could just give us some color on why things improved so much, whether it was just everything that you've done at Highland over the past year finally coming to fruition in this quarter? Thanks.

Monty Bennett:
You know, last quarter was a difficult one for us, and as you recall, on the phone call that we had with everyone, and at our annual investor day in New York, as we went through the results, we were a bit exasperated because we couldn’t find anything systemic about the performance. It was due to a number of one-time events, whether it was all of the flight cancellations that did not occur in the first quarter of this year versus prior year, and therefore there weren't as many distress days in our airport markets, to Nashville not having the same run up in demand as the prior year, downtown Nashville, because during that time there were floods out in the outskirts of town that drove all the business downtown. And we were hit by a number of one-time events in the first quarter. So, really, here in the second quarter, there wasn’t so much of a one-time event that helped us, but there weren't all the one-time events that hurt us—that hurt us in the first quarter. Another example is the Super Bowl that happened in Dallas the prior year. So that the comparisons for the first quarter of this year hurt us.

So it was more just a removal of the kind of one-off events that happened in the first quarter.

Participant 1:	Okay, that's helpful. And it gives positive signs for going forward too.

The second question I had was with regards to your new disclosures, and first of all, I think it's really helpful. Thank you. By any chance, are you guys planning to, or maybe you did and I didn’t see it yet, are we going to get a breakdown of which assets are enclosed in each of these debt pools?

Monty Bennett:
At this time, we haven't decided to do that. We're trying to thread that needle of trying to have a little bit of information confidential from our competitors. At the same time, providing our investors with information they need to properly value us. So we think that this properly did thread that needle. So at this time, we don’t have any intention of listing the properties, specifically, as to which is in which debt pool.

Participant 1:
Okay, fair enough, that's disappointing, but okay. Next question was with regards to a couple of the debt pools, if I look at the Merrill Lynch one, and UBS two, and maybe the Merrill Lynch two, three, and seven, if I look at the trailing 12-month EBITDA relative to the book value you had on the books at the end of 2011, the book value looks incredibly light. Is there a particular reason why that might be the case? There we're talking seven, eight times trailing EBITDA for those four or five portfolios?

David Kimichik:
Yes, the book value is relative to what we paid for the assets, and the results are the results going forward or looking back 12 months you have results here, and it can be totally different from the valuation that is put on by the book value methodology.

Monty Bennett:	Well, the book value is, are you talking about gross book or net book?

Participant 1:	I believe this was net book.

Monty Bennett:	So this is after depreciation.

Participant 1:	Right.

Monty Bennett:	So obviously that can change and those Merrill Lynch pools were assets that we bought in 2005, I think.

Participant 1:	Yes.

Monty Bennett:
2005 and 2006, so it’s been quite some time since we purchased those assets, so we don’t see any—you know it's just a change in the cash flows and the market values since that time with deprecation coming off with those assets over time. And capex added into it, I think, adds to the net book value.

So we'll take a look at that and see if there's anything peculiar about those. But we don’t see anything that would require any further commentary other than that they are what they are.

Participant 1:	Sure, maybe good acquisitions when you made them. That's great.

And then just the last minor issue. Based on the renovation schedule you guys have in the back of your press release, it looks like you're going to have materially more renovations in the fourth quarter than the third quarter. Should we expect a slower RevPAR growth in 4Q than 3Q due to those renovations?

Monty Bennett:
Well, as you know, we are hesitant to provide any guidance going forward. But if you look at our history, this is typical of what we've done in prior years. We really try to put as many renovations in the fourth quarter and the first quarter of the following year as we can for obvious reasons, it's slower and there's less disruption.

So I think that the first thing to do would be look at the level of renovations the prior year and compare those two, and see if there's a material difference. And I wouldn’t think there would be.

Participant 1:	Okay.

And then last, real quick question; it looks like in the first and second quarters, you guys actually were renovating the Hilton El Conquistador? Can you give us some color on how much money you’ve put in and what the thought process is now that you're in the process of a potential Deed in Lieu foreclosure?

Monty Bennett:
Sure. The amount of money we put in was too much, and we wish we hadn't done it. You know, we did some work in the lobby areas, and that was due to some pressure from Hilton who’s a manager there and some requirements we had to meet with those guys. So—and because it was in some of the public areas, we'll tend to mention that’s—put it on that schedule because there's potential disruption when you put it in the public areas whether—while if you're taking some rooms out and you're otherwise not occupying them, there's not that much disruption. As far as the exact dollar amount of those renovations, I don’t know offhand, so we'll get that figure for you and share it with you.

But we've tried to market that hotel for sale for some time, and every time we get a buyer lined up, after a while, the buyer would fall out. I think we've tried it off and on for two years now. And have just been unsuccessful in doing that. Meanwhile, it's—the cash flow is negative, and we've also talked to Hilton about converting it to a franchise, because we think Remington could run much better numbers. But the penalty they would require us to pay to convert it to a franchise was just too expensive.

And then here recently, we had some floods out at one of the golf courses where it caused a material amount of damage. And so we're just done. It's we believe hurting our numbers because it's factored into our future 12-month EBITDA projections that you guys put out there because it's negative, and just like all of these other additional disclosures that we put on these—on the release is that, if you have a property with a lower negative EBITDA and you've got a debt balance, then we believe the market assigns negative equity value to it.

So while in a different form or different life we'd love to put a bunch more money into it and hold it for the long term, we just don’t think that it's right for our platform anymore. So again, we've been trying to get rid of it for some time, but just haven't been able to sell it. And then the price we were going to sell it at wasn’t that much more above the debt. So we just got to the point where, “Look, let's just take it for the debt and be done with it.”

Participant 1:	Fair enough. Well, thank you guys for answering all my questions and congratulations on a great quarter.

Monty Bennett:	Thanks.

Participant 2:	Hi, good morning. Just a question on El Conquistador, real quick. Trailing twelve EBITDA is $1.4 million, roughly, would the forward numbers be much worse than that?

Monty Bennett:
I don’t have that forecast. But remember, you've got FF&E reserves that come off of that, as well. And so from a cash flow standpoint, it's just something we don’t want to continue to carry. And again, the amounts that we were marketing the property for, for two years above the debt, was just, I don’t know, three, four, $5 million. So to hand it back to the lender is, we think, a wise decision considering the fact that the cash flow on it has been negative after that reserve.

Participant 2:
Right, so just to follow up on that a little bit, what I was really trying to understand was that if you were to think EBITDA for say 2012 and 2013, this is the trailing 12—the trailing 12 month number is like 1.4 million negative, and going forward, the impact would have been much more if this asset would have probably stayed on, but removing it, obviously, helps more than the value we see on a trailing 12 month basis. Is that right?

Monty Bennett:
If I understand your question, by having negative 1.4 million come off our EBITDA stream and forecast, even if you assumed for the next 12 months that it was about the same, well that's about a negative $12 million of value with $20 million of debt, so the net negative to our platform is $30 million of value, which is—what’s that $.40 per share?

Participant 2:	Sure.

Monty Bennett:
So the way the market values this is, by handing that property back alone, justifies that difference in overall pricing. So we just thought it was the best decision. We just didn’t want to hang on. We've hung onto it for too long already.

Participant 2:
Sure, that makes sense. And one final question on just the Crystal City market. In 1Q you had some significant impact there, are there any improvements in that market after the base realignments and all that stuff?

Monty Bennett:
The base realignments is an ongoing process. And it's going to be tough for us in that market for a little while. The BRAC process is one that's going to displace three million square feet of meeting space. If my numbers are right, about a million of it has been backfilled already, but there's two million that's going to be in the process of being vacated and going to be backfilled over time.

Most of that’s high quality space. It’s owned by BRAC. They own a large percentage of it. And we're in touch with them, and they are very aggressive about releasing it to other government agencies or contractors.

Also the impact that we face there is the new Renaissance that was built. And that's in the market, and that's close to stabilizing. So at the very least with the lack of the Renaissance affecting our business, number one, that helps, and then number two, as this office space gets backfilled, then we'll expect increases there.

That being said, that Marriott Gateway is still a very popular spot for conferences because it's right there on the metro line, and people just love that for a conference. So it's going to be a challenge in that market, as well as it is for the overall DC market for the next year or maybe two.

Participant 2:	Got it, thank you very much.

Monty Bennett:	Okay.

Participant 3:	Yes, Monty, while you were on BRAC, what do you think about per diem, and do you think those two interact in any way?

Monty Bennett:
You know, we spent a lot of time talking about that. Obviously, the per diem talk is worrisome. I think it's important for the government to cut back, but it seems like they're more focused on cutting back the .02% of the federal budget that's on travel, rather than everything else in the budget.

So, it's going to be what it's going to be. And we're going to manage the process much like you would in that we'll have to look at each property, how much government business it gets, how much CRC business it gets, cost reimbursable contractor business that also gets government rates, and then make the best decision for each property. But clearly, lowering of those rates is not good overall. Who knows, maybe we'll get a little bit of benefit in that some of the business will get pushed out of the downtown area of DC and out to Crystal City, because some properties there won't want to take it anymore. We'll just have to see. And it's going to be a property by property basis.

If you look at our assets in DC, that's the biggest area of our exposure for our Company. And it's really divided up into two areas. We're kind of in the downtown area, as it were, the city center area, where we have three assets, and then the Crystal City area where we've got those three assets. And Crystal City is affected by BRAC.

The other assets down in City Center, the Capital Hilton had gone through a renovation and is through with all that, and the Churchill and the Melrose had been going through renovations, and are through a lot of it, although we might do some more in Churchill next year. So we've got a lot of dynamics happening for each property. So it's going to be kind of a complicated question. For example, the Melrose has been renovated substantially above where it was before. And because of that, just about every piece of business we had in the property will no longer come to the property at the rates we want to charge. So we might have to charge low rates for a while until we can fill it up. So maybe that's a better discussion on an asset-by-asset basis.

Participant 3:	Okay, but so far at least, you're not planning for kind of a CBD market-wide reduction in demand that may lower the floor in some kind of base level demand level that might limit pricing?

Monty Bennett:
Well, when you say prepare for, there's really not much to prepare for. If business falls, we are always very flexible on the labor side to control our costs to cut them. So we need about 15 minutes’ notice in order to do that. And on the yield management side, we also react very quickly. And we're still preparing ourselves for that possibility just like the big question mark we've got across the country with this fiscal cliff issue coming up. If that happens, if those taxes all go up and it sucks $350 billion a year out of our economy starting January 1st, that is going to be an impact everywhere. And we just have to be prepared for it. Now we all hope that something will be done about that. And that's our base case that Congress will do something about that. But we've got to be prepared, in case it doesn’t happen, for a potential to slowdown in demand growth.

Participant 3:
That makes sense. Back to your comments about the common stock and the price being so low that you would not be particularly motivated to make acquisitions either in the U. S. or Europe; is it at a point where you would consider buybacks?

Monty Bennett:
Historically, below eight bucks has been an area where we've considered buybacks. And so, for the first time, we're starting to run that analysis again. The tradeoff that we've got internally is how much cash we want to keep on hand versus the buybacks. It's economical, we believe, to do buybacks. But we want to keep some cash on hand for potential opportunities or for any variation that occurs in the marketplace and just a matter of conservatism. And so that's the debate we're having back and forth, internally.

Participant 3:	And then in terms of—on the flip side of that, you are selling preferred shares. What's the use of proceeds for that? Is it essentially to fund your principal payments?

Monty Bennett:	We’ve sold some. We're not in the market now selling them. We had that just to bolster our cash position. And that's—no really other purpose to do that. It's—common’s just very expensive for us.

Participant 3:
Sure, and one final question. As I look at the amount of renovation that you've done in both the legacy and the Highland portfolio this year, as you look at into 2013, is it likely to add a little bit, relative to the level of spending in 2012?

Monty Bennett:
We haven't done our capex plans yet for 2013. But off the top of my head, I'd say that there would be less on those plans for 2013 than compared to 2012. Now realize that because we typically internally approve our capex plans pretty late in the year, and we like to do renovations during the slow time of the year, that a lot of the say 2012 renovations that we planned don’t occur until late in the year. So—but that being said, our overall 2013 plans, at this point and time I would think, would be dollar amounts below the 2012 plans.

Participant 3:	Great, thank you very much

Participant 4:
Thank you and good morning. I had a question on—this is kind of a tricky one, maybe it borders on guidance, but the equity in earnings of unconsolidated JV, I mean it's such a volatile line, is there any way that you can kind of help us look at that for the year?

Monty Bennett:	Well, I'll have to think about that.

Participant 4:	Maybe I'll call you back.

Monty Bennett:
Yes, why don’t I think about that and we'll talk later today. Giving guidance, we're not going to give forward guidance, but if there's a way to help you better understand what has happened and you can make some predictions based on that, maybe we could give you that guidance. But I'll think about that.

Participant 4:
Okay, unrelated, a kind of big picture question, which you've certainly addressed on the call, but maybe I'll take it a step further, and that is just I think you made it clear on why the dispositions may not make sense right now; you're not—seem to be in favor of that. But on acquisitions, how are you thinking about this in terms of your capital structure and leverage, because on the surface, your balance sheet’s a little bit stretched, but you've certainly got through the last downturn pretty well. So any comments on that would be appreciated.

Monty Bennett:
Sure, we think that our leverage levels are fine. From a private market, companies are clearly more leveraged than we are. Although public market companies typically are less leveraged. But we think we're in the right spot for where we are in the cycle. That being said, we are naturally deleveraging through amortization on our loans which has been picked up over time, and cash traps in a number of our loans that have picked up. So we're deleveraging regardless. So when we look at future acquisitions, that funding would ultimately largely come from common raises. If we used the credit line, we’d ultimately replace it with common because we're not looking to leverage up. And the price of our common is just too low right now. So it just makes it challenging for us to consider something like that.

Then over in Europe, not only is our numbers—our stock price low, but over in Europe, the right time to get over there is once they solve their problems, but the economy hasn’t recovered, and pricing hasn’t recovered, that's a good time to get in. But they haven't solved their problem. They're still kicking the can down the road. And they have not comprehensively addressed their structural problems over there. And until they do, it just doesn’t seem to be smart to jump over there and buy some assets because the problem solving is a political solution. And it's very hard to predict politically when something is going to happen or not going to happen.

We still research over there, and develop contacts, and we want to go over there one day. But that day might be—first of all, our stock price has to move materially and they've got to solve this problem. And it could go on for years for all we know. So we'll just do our research, and be prepared, and one day, we might be over there. But it looks like it's quite some time off.

Participant 4:	Okay, thank you very much.

Participant 5:
Thank, yes, I just want to clarify—you mentioned you haven't decided on 2013 renovations yet. But just for the projects that you have already announced that are under way, when does—I see the schedule by quarter for 2012, but will most of those projects be done by 2013 or will there still be quarters of 2013 that will be as impacted as the quarters you've had?

Monty Bennett:
We're just going to have to probably get back with you on that, because I just don’t have all that information here in front of me. In fact, let me ask Kimo here, when do we usually let loose our 2013 schedule? Is that in October or is it…?

So in our next earnings call, we typically will forecast all the way into next year. As far as trying to get some information before that, we'll just have to get back to you.

Participant 5:	Okay, okay, no, that's fine, thanks.

And then most of my questions were answered and I guess giving your comments on Europe, you probably answered this, I mean overall, it sounds like this year, you would expect a net seller of assets rather than a net buyer, is that fair to say?

Monty Bennett:
Well, we've got this one asset that we’re—want to sell or give back to the lender in El Con, and then the Doubletree at Columbus, we're in the process of trying to sell. So those are the assets that we've targeted as selling. And right now, we don’t see how or why we’d be buying anything. So yes, it’s a net sell position, because two out the door, and we don’t see any coming in right now.

Participant 5:	Okay, great, thank you.

END

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